Exhibit 10.111

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

February 22, 2008

Steve Warren

Vice Provost for Research and Graduate Studies

and President of the KU Center for Research, Inc.

The University of Kansas

2385 Irving Hill Road

Lawrence, Kansas 66045

Re: Acknowledgement

Dear Steve:

In the course of reviewing our files, it has come to our attention that certain aspects of the agreements and assignments between CyDex Pharmaceuticals, Inc., formerly CyDex, Inc. (“CyDex”) and CyDex L.C., and The University of Kansas (“KU”) (collectively, the “Agreements”) may be unclear or ambiguous. By signing below, each of KU and CyDex confirm the following:

1. The Option Agreement between KU and Pfizer Inc. (“Pfizer”), effective December 3, 1993, was assigned under the Option Agreement Assignment, made November 5, 1993 and executed November 8, 1993 by KU, despite the incorrect reference to the date of the Option Agreement in the Option Agreement Assignment.

2. The License Agreement between KU and CyDex L.C., effective September 3, 1993 (as amended in the Letter Amendment to License Agreement, effective February 25, 1998, and the Second Amendment to License Agreement, effective August 4, 2004), granted to CyDex L.C. all of the rights necessary for CyDex L.C. to (i) enter into the Exclusive and ‘Nonexclusive License Agreements with Pfizer, both effective June 4, 1996 (collectively the “Pfizer Licenses”) and (ii) assume all of the rights and obligations of KU under such Pfizer Licenses.

3. The Agreements and all rights thereunder that may have been previously held by CyDex L.C. have been properly transferred and/or assigned by CyDex L.C. to CyDex, Inc.

4. The [***] shares of Series A-1 Preferred Stock of CyDex (the “Shares”) issued to the University of Kansas Center for Research, Inc. (the “Center for Research”) under that Stock Purchase Agreement dated as of August 4, 2004 and currently having a liquidation preference of [***] per share under CyDex’s Amended and Restated Certificate of Incorporation, constitute all shares of Series A-1 Preferred Stock required to be issued by CyDex under Section 1 of that Second Amendment to License Agreement

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CyDex Logo

between CyDex and KU (the “Second Amendment”) and that the issuance of such Shares to the Center for Research fulfills in all respects CyDex’s obligation to issue shares under the Second Amendment and that CyDex has fully paid for the rights granted to CyDex thereunder.

Please sign the enclosed copy of this letter and return it to my attention by fax to (913) 685-8856, with the original to follow by mail at your earliest convenience.

We are grateful for your kind assistance and appreciate your prompt attention to this matter. If you have any questions, please do not hesitate to call me at (913) 402-3550.

Sincerely,

/s/ John M. Siebert

John M. Siebert, Chief Executive Officer
CyDex Pharmaceuticals, Inc.

Acknowledged and Agreed:

The University of Kansas

By:	/s/ Steve Warren

Name:	Steve Warren

Title: Vice Provost for Research and Graduate Studies and President of the KU Center for Research, Inc.

Date:	3-3-08